OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Telephone: (212) 451-2300

Facsimile: (212) 451-2222

www.olshanlaw.com

April 12, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Judiciary Plaza

Washington, D.C. 20549

Re:	Computer Horizons Corp.

Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission by Computer Horizons Corp., a New York corporation (the "Company"). The Registration Statement relates to the registration of 3,450,000 shares (the "Option Shares") of common stock, par value $.01 per share of the Company (the "Common Stock") issuable pursuant to the terms and in the manner set forth in the Company’s 2004 Omnibus Incentive Compensation Plan (the "Plan") and 50,000 shares (the “Resale Shares,” and together with the Option Shares, the “Shares”) of Common Stock, which were issued by the Company upon the exercise of stock options prior to the date hereof.

In connection with this opinion, we have examined the Company’s Certificate of Incorporation, as amended, the Company’s by-laws, the Plan, the Registration Statement and such other documents as we have considered appropriate for purposes of this opinion.

We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

April 12, 2006

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Option Shares have been duly authorized by the requisite corporate action on the part of the Company and, when issued pursuant to the terms and in the manner set forth in the Plan, will be validly issued, fully paid and non-assessable and that the Resale Shares were validly issued and are fully paid and non-assessable.

The foregoing opinion is limited to the New York Business Corporation Law. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion is being furnished solely for the Company’s benefit in connection with the issuance, offer and sale of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,

/s/ OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP